Exhibit 5.1

VENABLE LLP

September 15, 2021

InPoint Commercial Real Estate Income, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Re:	Rule 462(b) Registration Statement Relating to

Registration Statement on Form S-11 (File No. 333-258802)

Ladies and Gentlemen:

We have served as Maryland counsel to InPoint Commercial Real Estate Income, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of (a) up to 4,025,000 shares (the “Preferred Shares”) of Series A Cumulative Redeemable Preferred Stock, $.001 par value per share (the “Series A Preferred Stock”), of the Company (including up to 525,000 Preferred Shares which the underwriters in the Offering (as defined herein) have the option to purchase solely to cover over-allotments), to be issued by the Company in a public offering (the “Offering”) and (b) the shares (the “Conversion Shares”) of Class I Common Stock, $.001 par value per share (the “Class I Common Stock”), of the Company issuable upon conversion of the Preferred Shares, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (herein collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The form of Articles Supplementary of the Company relating to the Series A Preferred Stock (the “Articles Supplementary”) to be filed with the SDAT prior to the issuance of the Preferred Shares, certified as of the date hereof by an officer of the Company;

4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

InPoint Commercial Real Estate Income, Inc.

September 15, 2021

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the sale, issuance and registration of the Preferred Shares and the issuance and registration of the Conversion Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

InPoint Commercial Real Estate Income, Inc.

September 15, 2021

5. Neither the Preferred Shares nor the Conversion Shares will be issued or transferred in violation of any restriction or limitation on transfer and ownership of shares of stock of the Company contained in Article VI of the Charter.

6. Prior to the issuance of the Preferred Shares, the Board or a duly authorized committee thereof will determine, in accordance with the Resolutions and the Charter, the final terms of the Preferred Shares, including the price thereof (the “Corporate Proceedings”).

7. Prior to the issuance of the Preferred Shares, the Articles Supplementary will have been filed with, and accepted for record by, the SDAT.

8. Upon the issuance of any of the Conversion Shares, the total number of shares of Class I Common Stock issued and outstanding will not exceed the total number of shares of Class I Common Stock that the Company is then authorized to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Preferred Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, the Preferred Shares will be validly issued, fully paid and nonassessable.

3. The issuance of the Conversion Shares has been duly authorized and, when issued and delivered upon conversion of the Preferred Shares in accordance with the Articles Supplementary, the Conversion Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

InPoint Commercial Real Estate Income, Inc.

September 15, 2021

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP